NEWS RELEASE

For Immediate Release

Nord Resources Reports Second-Quarter 2009 Results

  Production of copper increasing since reaching commercial production of new ore in April 2009
  Sold 2,070,034 pounds of copper in 2009 second quarter, up 147% from first quarter 2009
  Modifications to production process led to improvement in production rate in July 2009
  Increasing production and strengthening price of copper improving cash flow
  Company continues to explore alternatives regarding a possible financing for working capital

TUCSON, AZ, August 14, 2009 – Nord Resources Corporation (TSX: NRD / OTC: NRDS), which is ramping up copper mining and processing operations at Johnson Camp Mine in Arizona, today announced its financial results for the quarter ended June 30, 2009. The condensed consolidated unaudited financial statements were prepared in accordance with U.S. generally accepted accounting principles and all currency amounts are in U.S. dollars.

“On April 1, the company successfully completed the testing and development phase of reactivating the Johnson Camp Mine and entered into the commercial production from the mining of new ore,” said John Perry, President and Chief Executive Officer. “This is a critical milestone in the reactivation of the mine.”

The company shipped 2,070,034 pounds of copper in the 2009 second quarter, a 147 percent increase from the 836,781 pounds in the 2009 first quarter when the company was still producing copper largely from the residual leaching of the ore previously placed on the mine’s pads. The pounds shipped in the first quarter included 280,728 pounds produced during the development and testing phase of the ramp up.

“While we are rapidly ramping up our mining of new ore and production of copper, as discussed in our progress report news releases of June 22, 2009 and August 6, 2009, we are still operating below our target annualized rate of 25 million pounds of copper production. We encountered some relatively short-term operating issues that are generally not unusual in a ramp up of a new operation. The recent modifications to our crushing and conveyor circuit have improved our operating performance and in July we were able to significantly increase the stacking rate of ore on the leach pads. With the increased stacking, we realized improved feed grade to the SX plant, resulting in a steady increase in our production during July and into August. We are continuing to make modifications as needed to reach and sustain our target production rate later this year,” said Randy Davenport, Vice-President and Chief Operating Officer.

The company expects to realize increased operating cash flow as a result of improvements in the copper production rate and the strengthening in the price of copper. Nevertheless, the company believes it requires additional financing for working capital purposes. Accordingly, the company is continuing to explore alternatives regarding a possible financing.

Reaching the milestone of achieving commercial production affects Nord Resources’ financial reporting for the 2009 second quarter and going forward. The expenses of mining new ore are now being expensed as incurred and the capitalized mine development costs associated with the production of copper from the mining of new ore are being amortized over the life of the mine. Prior to reaching commercial production, the company capitalized $1,841,080 ($1,631,317 in the first quarter of 2009) in mine development costs. Due to the fact that the company operated at less than targeted capacity during the ramp up in the second quarter of 2009, operating expenses of $3,000,839 resulting from under utilization of the mining operation have been expensed to cost of goods sold during the quarter.

Financial Highlights

Net sales from the sale of 2,070,034 pounds of copper cathode in the 2009 second quarter were $5,179,552 including $919,323 from the settlement of copper hedging derivatives. In the 2008 second quarter, Nord recorded net sales of $3,115,392 from the sale of 836,198 pounds of copper cathode.

In the first half of 2009, the company’s net sales were $6,596,971 (including $1,492,289 from the settlement of copper hedges) from the sale of 2,626,087 pounds of copper cathode. Additionally, revenues earned from the sale of 280,728 pounds of copper cathode produced prior to the commencement of commercial production in the amount of $742,237 were credited to development costs. The company recorded net sales of $4,655,546 from the sale of 1,258,103 pounds of copper from February 1, 2008, when it began production from the leaching of the old ore on its pads, through June 30, 2008. Revenues earned from the sale of 58,723 pounds of copper in the amount of $209,907 were credited to mine development costs during the period ended June 30, 2008.

Gross margins declined for the second quarter and first six months of 2009 from the 2008 levels, primarily as the result of lower copper prices in the 2009 periods. The decline was partially offset by increased production volume from the sale of copper produced from newly mined ore and lower unit costs as compared with the prior-year periods when all sales were based on copper obtained from the residual leaching operations. The gross margins in 2009 (excluding depreciation, depletion, and amortization) were $379,331 and $871,668 (including approximately $3,000,000 in ramp up expenses during each time period) in the second-quarter and six-month periods, respectively. In the comparative 2008 periods, the gross margins were $1,083,878 and $1,654,261, respectively.

Costs applicable to sales represents the expenses incurred in mining and processing ore into salable copper cathodes. For the 2009 second quarter, the company’s costs applicable to sales were $4,800,221 (including approximately $3,000,000 in ramp up expenses), compared with $2,031,514 for the 2008 period.

For the first six months of 2009, the costs applicable to sales amounted to $5,725,303 (including $3,000,839 in ramp up expenses). Operating costs incurred in the development and testing phase of the ramp up in the amount of $1,651,317 (net of pre-commercial revenue of $742,347) were capitalized. In the 2008 period, the company’s costs applicable to sales were $3,001,285 from the commencement of commercial production from residual leaching on February 1, 2008. Operating costs incurred from December 1, 2007 through January 31, 2008 in the amount of $572,118 (net of pre-commercial revenue of $209,207) were capitalized.

General and administrative expenses decreased to $664,560 for the 2009 second quarter, compared with $799,290 for the 2008 period. This decrease was primarily due to a decrease in employee compensation offset in part by an increase of $110,209 in professional fees. For the 2009 six-month period, general and administrative expenses decreased to $1,447,932, compared with $2,032,545 for the first six months of 2008. This decrease was primarily due to decreases in employee compensation and professional fees.

Depreciation, depletion, and amortization expenses increased $317,267 in the 2009 second quarter from $94,009 a year earlier and were $501,676 for the first half of 2009, compared with $147,865 in the 2008 period. The increases were primarily due to the transferring of costs associated with the reactivation of the Johnson Camp mine from construction in progress to property and equipment and the commencement of depreciation effective January 1, 2009.

Interest expense is primarily attributable to interest accrued on the Nedbank credit facility since achievement of commercial production in April 2009. Interest incurred prior to April 2009 in the amount of $1,838,022 has been capitalized and included in the principal balance of the facility. Interest expense increased to $641,976 for the 2009 second quarter from $196,992 in the 2008 period. For the first six months of 2009, interest expenses amounted to $777,399, up from $271,578 in the 2008 six-month period. Interest accrued in the facility in the future will be expensed as incurred.

Miscellaneous income was $94,182 in the 2009 second quarter, compared with $115,929 in the 2008 period. The decrease was due primarily to the reclassification of income earn from the sale of decorative rock and aggregated from other income to cost of goods sold offset in part by the reclassification copper price protection contracts valued at $111,998 to miscellaneous income.

For the first six months of 2009, miscellaneous income increased to $1,360,477 from $232,696 in the first half of 2008. The increase was due primarily to the reclassification as trading securities of copper price protection contracts representing approximately 740 metric tons of copper which were originally designated as cash flow hedges. The value of these contracts in the amount of $1,373,237 has been reclassified from accumulated other comprehensive income to miscellaneous income.

The net loss for the 2009 second quarter was $1,150,186 (a loss of $0.02 per diluted share), compared with net income of $109,516 ($0.00 per diluted share) for the 2008 period. The net loss for the first six months of 2009 was $494,862 (a loss of $0.01 per diluted share), compared with a net loss of $565,031 (a loss of $0.01 per diluted share) for the first half of 2008.

Liquidity

The slower than forecasted ramping up of production negatively impacted the company’s cash flow in the short term. The company expects cash flow to improve as a result of the recent improvement in the copper production rate and the strengthening copper prices. However, the company expects that it will require approximately $5,000,000 in additional funds during the third quarter of 2009 to be used for working capital, including further modifications to increase its production of copper, and for general corporate purposes.

Cash reserves as of June 30, 2009 were $441,257, excluding $686,476 in restricted cash being held in conjunction with two letters of credit. Working capital decreased by $7,157,492 in the first six months of 2009. The company had a working capital deficiency of $10,007,152 at the end of the 2009 second quarter, including $7,156,806 in the current portion of long-term debt and accrued interest and a net current asset of $754,105 in derivative contracts.

Cash flows used in operating activities during the first six months of 2009 and 2008 were ($609,796) and ($461,612), respectively. The company generated $871,668 (including $3,000,089 in ramp up expenses) and $1,654,261 in gross margin excluding depreciation, depletion and amortization during the six months ended June 30, 2009 and 2008, respectively.

Cash flows used in investing activities during the 2009 six-month period were ($8,287,615), which primarily reflects capital expenditures of $9,083,522 related to the reactivation of the Johnson Camp Mine during this time period, $1,651,317 in mine development costs, $913,562 in proceeds from the sale of ineffective copper hedges, and the reclassification of $1,533,662 from restricted cash and marketable securities to cash and cash equivalents. Cash flows used in investing activities during the first six months of 2008 was ($9,753,828), which primarily reflects capital expenditures of $9,181,063 related to the reactivation of the mine during this time period, and $572,765 in pre-commercial production costs incurred prior to the commencement of commercial production from leaching operations that began in February 2008.

Cash flow from financing activities for the first six months of 2009 amounted to $4,873,423, compared with $7,392,362 for the same period in 2008. On March 31, 2009, the company sold to IRC Nevada Inc. a 2.5 percent net smelter royalty on the mineral production sold from the existing mineral rights at Johnson Camp. Net proceeds from the sale were $4,950,000 and are being used for working capital during the ramp-up of our mining operations.

As of June 30, 2009, the estimated amount of copper production hedged by the company was approximately 53 percent at a price of $2.41 per pound of the total estimated copper production for the six months ending December 31, 2009, and 32 percent at $2.20 per pound and 21 percent at $2.00 per pound for the years ending December 31, 2010 and 2011, respectively.

About Nord Resources

Nord Resources Corporation is a copper mining company whose primary asset is the Johnson Camp Mine, located approximately 65 miles east of Tucson, Arizona. Nord commenced the development and testing phase of mining new ore on February 1, 2009 and commercial production began April 1, 2009. Previously, since February 1, 2008, the company was commercially producing copper from residual leaching of the existing ore heaps. The company expects to reach full copper production at a rate of approximately 25 million pounds per annum by the end of 2009. For further information, please visit the company’s website at www.nordresources.com.

Forward-Looking Statements

This news release includes certain statements that may be deemed "forward-looking". All statements in this release, other than those of historical facts, may be considered forward-looking statements, including those concerning Nord's expectations regarding copper production targets at the Johnson Camp Mine (including its expectation that it will reach full copper production at a rate of approximately 25 million pounds per annum by the end of 2009), and statements concerning the potential of the Johnson Camp Mine.

Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, the market prices of copper and sulfuric acid, general economic, market, and business conditions, ability to reach full production rates, statements or information with respect to known or unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements or information. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. In addition, Nord's business and operations are subject to the risks set forth in Nord's most recent Form 10-K, Form 10-Q, and other SEC filings which are available through EDGAR at www.sec.gov, and in Nord's prospectus and other filings with the British Columbia and Ontario Securities Commissions, which are available through SEDAR at www.sedar.com. Nord assumes no obligation to update the forward-looking statements except as may be required by law.

For further information:
John Perry
President and Chief Executive Officer
Nord Resources Corporation
(520) 292-0266
www.nordresources.com

Investor and Media Relations
Richard Wertheim
Wertheim + Company Inc.
(416) 594-1600
or
(416) 518-8479 (cell)
Or by email at wertheim@wertheim.ca.

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
JUNE 30, 2009 AND DECEMBER 31, 2008

	June 30,	December 31,
	2009	2008
	(Unaudited)
ASSETS

Current Assets:
Cash and cash equivalents	$441,257	$4,465,245
Accounts receivable	447,855	320,493
Inventories	4,442,244	221,271
Current portion of derivative contracts	1,079,164	9,604,405
Prepaid expenses and other	60,401	360,901

Total Current Assets	6,470,921	14,972,315

Property and Equipment, at cost:
Property and equipment	46,535,860	4,657,929
Less accumulated depreciation and amortization	(2,428,781)	(1,614,405)
	44,107,079	3,043,524
Construction in progress	-	36,944,454
Net Property and Equipment	44,107,079	39,987,978

Other Assets:
Restricted cash and marketable securities	686,476	2,220,138
Derivative contracts, less current portion	-	9,549,697
Debt issuance costs, net of accumulated amortization	938,634	877,249
Total Other Assets	1,625,110	12,647,084

Total Assets	$52,203,110	$67,607,377

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
JUNE 30, 2009 AND DECEMBER 31, 2008
(Continued)

	June 30,	December 31,
	2009	2008
	(Unaudited)
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities:
Accounts payable	$7,619,662	$9,694,716
Accrued expenses	1,034,874	887,438
Current portion of deferred revenue	325,864	-
Current maturities of long term debt	7,156,806	6,932,109
Current maturities of derivative contracts	325,059	299,717
Current maturities of capital lease obligation	15,808	7,995

Total Current Liabilities	16,478,073	17,821,975

Long Term Liabilities:
Derivative contracts, less current maturities	623,048	137,367
Long term debt, less current maturities	19,681,216	19,063,298
Capital lease obligation, less current maturities	35,254	45,015
Deferred revenue, less current portion	4,596,852	-
Accrued reclamation costs	148,241	144,256
Other	37,726	47,103

Total Long Term Liabilities	25,122,337	19,437,039

Total Liabilities	41,600,410	37,259,014

Commitments and contingencies

Stockholders’ Equity:
Common stock: $.01 par value, 200,000,000 shares authorized,
69,642,589 and 69,493,635 shares issued and outstanding as of June
30, 2009 and December 31, 2008, respectively	696,426	694,936
Additional paid–in–capital	110,292,925	109,940,000
Accumulated deficit	(100,508,078)	(100,013,216)
Accumulated other comprehensive income	121,427	19,726,643

Total Stockholders’ Equity	10,602,700	30,348,363

Total Liabilities and Stockholders’ Equity	$52,203,110	$67,607,377

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2009 AND 2008
(Unaudited)

	2009	2008

Net sales	$6,596,971	$4,655,546

Costs applicable to sales (exclusive of depreciation, depletion and amortization
shown separately below)	5,725,303	3,001,285
General and administrative expenses (includes stock based compensation of
$248,115 and $365,555, respectively)	1,447,932	2,032,545
Depreciation, depletion and amortization	501,676	147,865

Loss from operations	(1,077,940)	(526,149)

Other income (expense):
Interest expense	(777,399)	(271,578)
Miscellaneous income (expense)	1,360,477	232,696

Total other income (expense)	583,078	(38,882)

Loss before income taxes	(494,862)	(565,031)

Provision for income taxes	-	-

Net loss	$(494,862)	$(565,031)

Net loss per basic and diluted share of common stock:

Weighted average number of basic and diluted common shares outstanding	69,859,195	66,871,932
Basic and diluted loss per share of common stock	$(0.01)	$(0.01)

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED JUNE 30, 2009 AND 2008
(Unaudited)

	2009	2008

Net sales	$5,179,552	$3,115,392

Costs applicable to sales (exclusive of depreciation, depletion and
amortization shown separately below)	4,800,221	2,031,514
General and administrative expenses (includes stock based compensation of
$62,592 and $154,733, respectively)	664,560	799,290
Depreciation, depletion and amortization	317,267	94,009

Income (loss) from operations	(602,496)	190,579

Other income (expense):
Interest expense	(641,976)	(196,992)
Miscellaneous income (expense)	94,286	115,929

Total other income (expense)	(547,690)	(81,063)

Income (loss) before income taxes	(1,150,186)	109,516

Provision for income taxes	-	-

Net income (loss)	$(1,150,186)	$109,516

Net income (loss) per basic and diluted share of common stock:

Weighted average number of basic common shares outstanding	69,944,154	67,081,882
Basic earnings (loss) per share of common stock	$(0.02)	$0.00

Weighted average number of diluted common shares outstanding	69,944,154	69,985,450
Diluted earnings (loss) per share of common stock	$(0.02)	$0.00